SCHEDULE 14A INFORMATION
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PROXY STATEMENT FOR 2002 ANNUAL MEETING OF STOCKHOLDERS
INFORMATION CONCERNING SOLICITATION AND VOTING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
REPORT OF THE OFFICERS COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
EXECUTIVE OFFICERS AND COMPENSATION
STOCKHOLDER RETURN PERFORMANCE PRESENTATION
PROPOSAL ONE: ELECTION OF DIRECTORS
PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
OTHER MATTERS
THE BOARD OF DIRECTORS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 14, 2002

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of PharmChem, Inc., a Delaware corporation (the “Company”), will be held on May 14, 2002, at 10:00 a.m., local time, at the Company’s Corporate Headquarters, 4600 North Beach Street, Haltom City, Texas 76137 for the following purposes:

1.	To elect directors to serve for the ensuing year and until their successors are duly elected and qualified.

2.	To ratify the appointment of KPMG LLP as independent auditors for the Company for the 2002 fiscal year.

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on April 1, 2002 are entitled to notice of and to vote at the Annual Meeting.

     All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if such stockholder has returned a proxy.

David A. Lattanzio Secretary

Haltom City, Texas
April 22, 2002

IMPORTANT:	Whether or not you plan to attend the Annual Meeting, you are requested to complete and promptly return the enclosed proxy in the envelope provided.

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4600 North Beach Street
Haltom City, Texas 76137
______________________

PROXY STATEMENT FOR 2002

ANNUAL MEETING OF STOCKHOLDERS
______________________

     The enclosed proxy is solicited by the Board of Directors of PharmChem, Inc. (the “Company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, May 14, 2002, at 10:00 a.m., local time, and at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s Corporate Headquarters, 4600 North Beach Street, Haltom City, Texas 76137. The Company’s telephone number is (817) 605-5300.

     The proxy solicitation materials were mailed on or about April 22, 2002, to all stockholders entitled to vote at the Annual Meeting.

INFORMATION CONCERNING SOLICITATION AND VOTING

Revocability of Proxies

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Record Date

     Stockholders of record at the close of business on April 1, 2002 are entitled to notice of the Annual Meeting and to vote at the Annual Meeting. At the record date, 5,852,593 shares of the Company’s Common Stock were issued and outstanding.

Voting and Solicitation; Quorum

     Each stockholder of record as of the record date is entitled to one vote for each share held. The presence, in person or by proxy, of a majority of the shares outstanding on the record date constitutes the quorum required to transact business at the Annual Meeting. Under Delaware law, abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

     As permitted under Delaware law, the Bylaws of the Company do not provide for cumulative voting for the election of directors. Therefore, the affirmative vote of a plurality of the votes duly cast is required for the election of a director. Abstention and broker “non-votes” are not counted for the purposes of the election of directors. For each other item, the affirmative vote of a majority of the shares, present in person or represented by proxy, will be required for approval. An abstention is counted as a vote against and a broker “non-vote” is not counted for purposes of approving such other items.

     An automated system administered by the Company’s transfer agent tabulates the proxies received prior to the date of the Annual Meeting. Proxies received on the date of the Annual Meeting at or prior to the time of voting are tabulated manually by a representative of the Company.

     The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone or facsimile. The Company may also retain a professional solicitor to assist in the solicitation of proxies, at a cost estimated not to exceed $4,500 plus out-of-pocket expenses.

Deadline for Receipt of Stockholder Proposals

     Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company’s 2003 Annual Meeting of Stockholders must be received by the Company no later than December 16, 2002 in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. The Company’s Bylaws provide that, to be timely, a stockholder’s notice of a proposal (whether or not for inclusion in the proxy statement and form of proxy) or director nomination to be presented at an annual meeting must be delivered to and received by the Secretary of the Company at least ninety days in advance of the anniversary date of the preceding year’s annual meeting. Such advance notice must be delivered to and received by the Secretary of the Company no later than February 13, 2003 in order to be timely for the 2003 Annual Meeting of Stockholders. The Bylaws of the Company further require that such a proposal, among other things, include a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and the age, address and principal occupation or employment of a nominee for director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of the Company’s Common Stock as of January 31, 2002, by all persons known to the Company to be the beneficial owners of more than 5% of the Company’s Common Stock, by each director, by the Chief Executive Officer, by each of the four most highly compensated executive officers other than the Chief Executive Officer and by all directors and executive officers as a group. Such figures are based upon information furnished by the persons named.

	Number	Percent of
Name	of Shares	Total

Palo Alto Investors LLC(1)	1,595,935	26.6%
470 University Avenue Palo Alto, CA 94301
Micro Cap Partners, LP(2)	629,000	10.5%
470 University Avenue Palo Alto, CA 94301
Botti Brown Asset Management, LLC(3)	614,750	10.2%
One Montgomery Street, Suite #3300 San Francisco, CA 94104
Willow Creek Capital Management(4)	595,700	9.9%
17 East Sir Francis Drake Boulevard, Suite 100 Larkspur, CA 94939
Weintraub Capital Management, LLC(5)	584,200	9.7%
909 Montgomery Street, Suite 400 San Francisco, CA 94133
Prism Partners II Offshore Fund(6)	576,900	9.6%
909 Montgomery Street, Suite 400 San Francisco, CA 94133
Dimensional Fund Advisors Inc.(7)	339,300	5.7%
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401
Joseph W. Halligan(8)	394,980	6.6%
Neil A. Fortner(9)	93,458	1.6%
David A. Lattanzio(10)	163,500	2.7%
Elizabeth M. Lison(11)	0	0
Joseph L. Kurta (12)	34,375	*
Richard D. Irwin (13)	210,464	3.5%
Stephen I. Schorr(14)	1,875	*
Donald R. Stroben(15)	18,085	*
All executive officers and directors as a group (9 persons)	949,237	15.8%

*	Less than 1.0%

(1)	William L. Edwards, the president and controlling shareholder of Palo Alto Investors LLC, may be deemed to be a beneficial owner of the shares of which Palo Alto Investors LLC is deemed to be a beneficial owner. Palo Alto Investors LLC, a registered investment adviser, is deemed a beneficial owner by virtue of its voting and dispositive power with respect to shares held in discretionary accounts for the benefit of clients or as a general partner of partnerships holding such shares. Palo Alto Investors and Mr. Edwards have shared voting and dispositive power with respect to 1,477,612 of such shares and Mr. Edwards has sole voting power with respect to 118,323 shares held by Mr. Edwards individually. Of these shares, 554,000 are held and managed for the benefit of Micro Cap Partners, LP and 75,000 of these shares are subject to immediately exercisable warrants held by Micro Cap Partners, LP;

these 629,000 shares have also been included in the number of shares beneficially owned by Micro Cap Partners, LP (footnote 2 below). Palo Alto Investors, Inc., a California corporation, is the sole manager of Palo Alto Investors LLC, and as such may be deemed a beneficial owner of all of the shares of which Palo Alto Investors LLC may be deemed to be a beneficial owner.

(2)	Of these shares, 554,000 are held and managed for the benefit of Micro Cap Partners, LP by Palo Alto Investors LLC, the general partner of Micro Cap Partners, LP. Micro Cap Partners, LP has shared voting and dispositive power with respect to such shares. These shares also include 75,000 shares subject to immediately exercisable warrants by Micro Cap Partners, LP. All of such shares have also been included in the number of shares beneficially owned by Palo Alto Investors LLC. See footnote 1 above.

(3)	John D. Botti and Donald S. Brown, the controlling members of Botti Brown Asset Management, LLC, may be deemed to be beneficial owners of the shares held by Botti Brown Asset Management, LLC, a registered investment adviser. John D. Botti, Donald S. Brown and Botti Brown Asset Management, LLC have shared voting and dispositive power with respect to 606,750 of such shares and John D. Botti has sole voting and dispositive power with respect to 8,000 of such shares.

(4)	Aaron H. Braun, the controlling shareholder of Willow Creek Capital Management and member and controlling owner of WC Capital Management, LLC, may be deemed to be a beneficial owner of the shares held and managed by WC Capital Management, LLC and Willow Creek Capital Management, each of which is a registered investment adviser. Willow Creek Capital Management is the manager of WC Capital Management, LLC, an investment adviser to certain investment limited partnerships. Each of Aaron H. Braun, Willow Creek Capital Management and WC Capital Management, LLC have shared voting and dispositive power with respect to all of such shares.

(5)	Jerald M. Weintraub, managing general partner of Weintraub Capital Management, LLC, may be deemed a beneficial owner of the shares of which Weintraub Capital Management, LLC is deemed a beneficial owner. Weintraub Capital Management, LLC, a registered investment adviser, is deemed a beneficial owner by virtue of its voting and dispositive power with respect to such shares. Weintraub Capital Management, LLC, Jerald M. Weintraub and Prism Partners II Offshore Fund have shared voting and dispositive power with respect to 576,900 of such shares. Such shares have also been included in the number of shares beneficially owned by Prism Partners II Offshore Fund (footnote 6 below). Weintraub Capital Management, LLC, Jerald M. Weintraub and Prism Partners Offshore Fund have shared voting and dispositive power with respect to 7,300 of such shares.

(6)	Jerald M. Weintraub, managing general partner of Weintraub Capital Management, LLC and Weintraub Capital Management, LLC, a registered investment adviser to and general partner of Prism Partners II Offshore Fund, may be deemed to be beneficial owners of the shares held by Prism Partners II Offshore Fund. Prism Partners I, L.P., Jerald M. Weintraub and Weintraub Capital Management, LLC have shared voting and dispositive power with respect to all of such shares. Such shares have also been included in the number of shares beneficially owned by Weintraub Capital Management, LLC. See footnote 5 above.

(7)	Dimensional Fund Advisors Inc. (“Dimensional”), a registered investment adviser, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts (these investment companies and investment vehicles are the “Portfolios”). In its role as investment adviser and investment manager, Dimensional possessed both investment and voting power over 339,300 shares of the Company’s Common Stock as of February 2, 2002. The Portfolios own all such shares, and Dimensional disclaims beneficial ownership of such shares.

(8)	These shares include 9,000 owned directly by Mr. Halligan and 385,980 which are purchasable by Mr. Halligan within 60 days of January 31, 2002, pursuant to outstanding options. Mr. Halligan is a director and Chief Executive Officer of the Company.

(9)	These shares include 2,000 owned directly by Mr. Fortner and 91,458 which are purchasable by Mr. Fortner within 60 days of January 31, 2002, pursuant to outstanding options. Mr. Fortner is an executive officer of the Company.

(10)	These shares include 6,000 owned directly by Mr. Lattanzio and 157,500 which are purchasable by Mr. Lattanzio within 60 days of January 31, 2002, pursuant to outstanding options. Mr. Lattanzio is an executive officer of the Company.

(11)	Ms. Lison resigned as an executive officer of the Company effective January 4, 2002.

(12)	These shares are purchasable by Mr. Kurta within 60 days of January 31, 2002, pursuant to outstanding options. Mr. Kurta is an executive officer of the Company.

(13)	These shares include 19,000 owned directly by Mr. Irwin, 16,458 shares purchasable within 60 days of January 31, 2002, pursuant to outstanding options and 37,500 shares subject to immediately exercisable warrants held by Mr. Irwin. These shares also include 30,000 shares held by partnerships of which Mr. Irwin is the general partner, 37,500 shares subject to immediately exercisable warrants that are held by one of such partnerships, 6,605 shares held by a corporation in which Mr. Irwin is a director, officer and controlling shareholder, 13,401 shares held by revocable trusts of which Mr. Irwin is the trustee and 50,000 shares held in the Virginia Irwin Charitable Remainder Unitrust of which Mr. Irwin is the trustee. Mr. Irwin has sole voting and dispositive power with respect to all of such shares. Mr. Irwin is a director of the Company.

(14)	These shares are purchasable by Mr. Schorr within 60 days of January 31, 2002, pursuant to outstanding options. Mr. Schorr is a director of the Company.

(15)	These shares include 1,835 owned by a revocable trust of which Mr. Stroben is trustee and 16,250 which are purchasable by Mr. Stroben within 60 days of January 31, 2002, pursuant to outstanding options. Mr. Stroben is a director of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers and the holders of 10% or more of the Company’s Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of equity securities of the Company. William L. Edwards, who may be deemed the beneficial owner of more than 10% of the Company’s Common Stock, filed a Form 4 approximately three days late and Palo Alto Investors LLC, who may also be deemed a beneficial owner of more than 10% of the Company’s Common Stock, filed a Form 4 approximately four months late. Based upon a review of Forms 3 and 4, and written representations of the Company’s directors, executive officers and 10% stockholders that Forms 5 were not required to be filed by them, the Company believes that all other reports required pursuant to Section 16(a) with respect to the 2001 fiscal year were timely filed.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

     The Audit Committee consists of the following members of the Board of Directors: Stephen I. Schorr, Chairman, Richard D. Irwin and Donald R. Stroben. The Nasdaq National Market, on which the Company’s Common Stock is listed, requires that the members of the Audit Committee meet certain independence standards. Each member meets the independence standards prescribed by The Nasdaq National Market. The Audit Committee met six times during fiscal year 2001. The Audit Committee’s primary duties and responsibilities include recommendation of the appointment of independent auditors to the Board of Directors, evaluation of the performance and independence of such auditors and review of the annual audited financial statements and the quarterly financial statements, as well the adequacy of the Company’s internal controls.

     Management has the primary responsibility for the Company’s financial statements and the financial reporting process, including the Company’s system of internal controls. The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America, and discuss with the Audit Committee any issues they believe should be raised.

     The Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2001 (the “Audited Financial Statements”). In addition, the Audit Committee has discussed with KPMG LLP, the Company’s independent auditors, the results of the audit and the other matters required by Statements of Accounting Standards No. 61 (Codification of Statements on Auditing Standards). The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 and has discussed with KPMG LLP its independence from the Company. The Audit Committee reviewed KPMG LLP’s provision of non-audit services and determined that the provision of such services is compatible with maintaining KPMG LLP’s independence.

     The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, the quality of the Company’s financial reporting and the integrity of the Company’s financial reporting process and systems of internal controls. The Audit Committee has also discussed with management of the Company and with KPMG LLP such other matters and received such assurances from them as it deemed appropriate.

     Based on the foregoing review and discussion and relying thereon, the Audit Committee recommended to the Company’s Board of Directors the inclusion of the Audited Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001. The Audit Committee also recommended that the Board of Directors select KPMG LLP as the Company’s independent auditors for the fiscal year 2002.

Richard D. Irwin Stephen I. Schorr Donald R. Stroben

REPORT OF THE OFFICERS COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

     The Officers Compensation Committee (the “Compensation Committee”) of the Board of Directors consists of Richard D. Irwin, Chairman, and Donald R. Stroben, each of whom is an outside director. The Compensation Committee reviews and approves salaries, bonuses and other benefits payable to the Company’s executive officers and administers the Company’s 1988 Incentive Stock Plan (which expired in 1998), the 1997 Equity Incentive Plan and the 1992 Director Option Plan with respect to officers and directors.

     The philosophy used by the Compensation Committee in establishing compensation for executive officers, including the Chief Executive Officer, is to attract and retain key personnel through the payment of competitive base salaries, annual bonuses, auto allowances and housing allowances and the granting of stock options. Where appropriate, relocation benefits are paid to attract and retain key individuals.

     Salaries of executive officers have been negotiated between the Company and each executive officer, and were influenced by such factors as salaries paid by similar companies for similar positions, the skills, training and experience of the individual executive officer and the availability of persons with similar abilities. The companies that the Compensation Committee considers to be similar to the Company for purposes of making such determination are principally those companies against which the Company competes for executive personnel, namely, other companies in the business of providing drug testing, clinical testing and related services. The Compensation Committee also reviews salaries of executive officers of companies outside the industry whose size approximates that of the Company. The Compensation Committee believes that it has an adequate knowledge of the compensation levels of such other companies as a result of information gathered through information available to the public, recruitment efforts and compensation negotiations directed at candidates employed by such other companies, as well as data gathered from time to time by independent consultants (including a study by a national compensation group of compensation paid in 2001 in related industries) and as a result of interactions between the Company’s personnel and the personnel of such other companies. Based on the information it has been able to gather with respect to companies in the business of providing drug testing, clinical testing and related services, the Compensation Committee believes that the salaries of the Company’s executive officers are below the mean of the executive salary levels of such other companies. When the value of “in-the-money” stock options is taken into consideration (see page 11), the total compensation of the Company’s executive officers is significantly below the mean of the executive compensation of these other companies. The recruitment and retention of key employees (including executive officers) is subject to intense competition which often makes it quite difficult to locate, hire and/or retain qualified personnel. In 2001, the Compensation Committee also took into account the necessity of retaining key personnel following the decision to relocate to Haltom City, Texas from Menlo Park, California, including paying expenses incurred in connection with the relocation of key personnel and their families to Texas.

     In its annual review and adjustment of executive officers’ salaries, the Compensation Committee typically takes into account primarily the performance of the individual executive officer during the prior year, increases in the cost of living, and the executive officer’s participation in strategic projects of long-term benefit to the Company such as improvement of laboratory process-flow programs, turn around time, cost reduction programs, sales growth, increases in average laboratory selling prices and gross margins, product sales as a percentage of total sales and overall profitability. In determining the Company’s ability to increase salaries paid to its executive officers, the Compensation Committee has taken into account the operating results and overall operations of the Company as a whole. Under the Company’s bonus plan, employees, including executive officers, have been eligible to receive an annual bonus at the end of each year if financial targets relating to sales growth, average laboratory selling prices, gross profit margin, operating income, cash flow and return on invested capital and other non-financial targets set annually by the Compensation Committee are achieved. In determining the salary increase and bonus of any particular executive officer, the Compensation Committee has considered those elements of the Company’s operations within the scope of authority of the particular executive. The emphasis placed on any particular element of the Company’s operations depends on the nature of the executive officer’s responsibilities. For example, revenues, product sales and average laboratory selling prices are scrutinized more closely in setting the compensation level of an officer in charge of sales or customer service functions than an officer in charge of laboratory operations or scientific matters. The consideration of additional factors and the weight given to any particular factor are within the discretion of the Compensation Committee.

     In 2001, the Compensation Committee considered these elements as well as contributions by the executive officers to the relocation of the headquarters and main laboratory from California to Texas on which the Company’s officers were to a large extent focused in 2001. This entailed the necessity of processing specimens in two locations, hiring and training a new work force, designing and constructing the new headquarters and main laboratory and the timely closure of the Menlo Park, California facility to avoid economic penalties. The relocation also necessitated a constant dialog and, at times, visits with the Company’s major customers to keep them apprised of the Company’s move and steps taken to maintain service levels. The Compensation Committee also took into consideration in 2001 the impact on the Company of the severe downturn in the economy and the resultant decrease in specimen testing for workplace customers. Further, the Compensation Committee took into consideration its view that stock options are not providing the incentive impact expected as more fully described below. After giving due consideration to all of these factors and, in particular, the fact that the Company’s targets were not achieved, the Committee concluded that no bonus awards would be authorized for the current executive officers and that there would be no increases in their base salaries at this time.

     The Compensation Committee believes that, because the Chief Executive Officer is responsible for the overall operations of the Company, his personal performance should be judged based on the performance of the Company as a whole, determined primarily by reference to the Company’s operating results and net income, and his contributions to the long-term success of the Company. Adjustments to the Chief Executive Officer’s salary are influenced accordingly.

     The Compensation Committee has traditionally taken a conservative approach to salary increases, choosing to provide incentives to executive officers primarily through the Company’s bonus plan and stock options. Total compensation to executive officers in 2001, based on the “Salary,” “Bonus,” “Other Annual Compensation” and “All Other Compensation” captions in the Summary Compensation Table which follows, decreased 9.6% from the prior year and decreased 19.1% if relocation expenses paid in 2001 are not considered. The total compensation paid to Mr. Halligan in 2001 represented a 29.1% decrease from the compensation paid to Mr. Halligan in 2000. The decrease in total compensation paid to all executive officers as well as that of Mr. Halligan is the result of bonuses not being awarded in 2001.

     In 2000 and 1999, bonuses paid to executive officers as a percentage of aggregate base salaries were 41.0% and 42.4%, respectively. Based upon the information available to the Company with respect to companies in the business of providing drug testing, clinical testing and related services, the Compensation Committee believes that the total compensation (including salaries and bonuses) of the Company’s executive officers is below the mean of total compensation levels of such other companies.

     Options and stock purchase rights were granted under the Company’s 1988 Incentive Stock Plan (which expired in 1998) and are granted under the 1997 Equity Incentive Plan (the “Plans”) in order to give employees a stake in the long term success of the Company. Awards to executive officers are generally made at the time of their employment with the Company, and from time to time thereafter within the discretion of the Compensation Committee. The factors considered by the Compensation Committee in determining the timing of grants under the Plans, and the number of shares subject thereto, are similar to the factors considered by the Compensation Committee in adjusting base salary. The per share exercise price for nearly all of the options currently held by the Company’s officers is higher than the current per share market price of the Company’s Common Stock and has been for a number of years. Therefore, it is unlikely that the officers would exercise such options and, as a result, they may not have the incentive effect that the Company intends such stock options to have on its officers and other employees.

     Options granted in fiscal 2001 to purchase common shares of the Company were as follows:

Name	Position	No. of Shares

Joseph W. Halligan	President and Chief Executive Officer	10,000
Neil A. Fortner	Vice President, Laboratory Operations	10,000
Joseph L. Kurta	Vice President, Sales and Marketing	10,000
David A. Lattanzio	Vice President, Chief Financial Officer and Secretary	10,000
Bryan Merryman	Vice President, Customer Service	20,000
Baburaj Parakkal	Vice President, Information Systems	10,000

     Option grants under the Company’s 1992 Director Option Plan are automatic and nondiscretionary.

     Monthly housing allowances have been approved for certain executive officers, including the Company’s Chief Executive Officer, and are approved by the Compensation Committee annually. In addition, relocation costs were paid by the Company in connection with the relocation of two executive officers to Texas.

     The Compensation Committee has considered the potential future effects of Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the deductibility by corporations of executive compensation in excess of $1 million per executive per year. The Compensation Committee currently does not intend to adopt a policy attempting to qualify any portion of the compensation paid to its executive officers for an exemption from the deductibility limitations of Section 162(m). The non-equity based compensation paid to the Chief Executive Officer and the four highest paid other executive officers in fiscal year 2001, and expected to be paid in fiscal year 2002, does not exceed $1 million for any individual.

Richard D. Irwin Donald R. Stroben

EXECUTIVE OFFICERS AND COMPENSATION

Executive Officers of PharmChem

     Information listed under the caption “Executive Officers of PharmChem” at the end of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as filed with the Securities and Exchange Commission, is incorporated in this Proxy Statement by reference.

Compensation Committee Interlocks and Insider Participation

     The Officers Compensation Committee of the Company’s Board of Directors is composed of two non-employee directors, Richard D. Irwin and Donald R. Stroben. No interlocking relationship exists between the Company’s Board of Directors or Officers Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Certain Transactions

     In connection with his relocation at the time of accepting employment with the Company in July 1991, the Board approved a loan from the Company to Neil A. Fortner, Vice President, Laboratory Operations, in the amount of $109,000 (the “Fortner Loan”) for the purpose of purchasing a primary residence. This loan was repaid in June 2001. The Board also approved payment of monthly housing allowances to Mr. Halligan, Mr. Fortner and Mr. Lattanzio. Such allowances during 2001 totaled $9,552 for Mr. Halligan, $35,237 for Mr. Fortner and $27,600 for Mr. Lattanzio. In addition, the Company paid relocation expenses of $103,762 for Mr. Fortner and $29,328 for Mr. Kurta in connection with their relocation to Texas.

     In September 2001, the Company entered into transactions with each of Micro Cap Partners, LP, a beneficial owner of more than 5% of the Company’s Common Stock, Richard D. Irwin, a director of the Company, and a partnership of which Mr. Irwin is the general partner, pursuant to which the Company issued unsecured subordinated promissory notes in the amount of $750,000 to Micro Cap Partners, LP and $375,000 to each of Mr. Irwin and such partnership. In addition, each of such note holders received (without additional consideration) warrants to purchase 75,000 shares of the Company’s Common Stock in the case of Micro Cap Partners, LP and 37,500 shares of the Company’s Common Stock in the case of each of Mr. Irwin and such partnership. Interest on the notes, which mature in September 2003, will accrue at a rate of 9% per annum and will be payable annually during the term of the notes. The warrants are immediately exercisable at an exercise price of $3.00 per share and expire in September 2006.

Cash Compensation

Summary Compensation Table

     The following table sets forth the compensation paid, with respect to the three most recent fiscal years, to the Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at the end of fiscal 2001.

					Long Term
					Compensation
	Annual Compensation				Awards

					Number of
					Shares of
					Common Stock
				Other Annual	Underlying	All Other
		Salary	Bonus	Compensation	Options Granted	Compensation
Name and Principal Position	Year	($)	($)	($)(1)	(#)	($)

Joseph W. Halligan	2001	341,231	0	9,552	10,000	5,415	(2)
President and Chief	2000	316,077	170,000	14,280	10,000	2,139	(3)
Executive Officer	1999	292,347	145,000	15,708	0	3,306	(4)

Neil A. Fortner	2001	158,205	0	35,237	10,000	115,552	(5)
Vice President, Laboratory	2000	141,932	50,000	35,237	10,000	7,981	(6)
Operations	1999	123,613	50,000	35,237	10,000	6,560	(7)

Joseph L. Kurta	2001	153,462	0	5,400	10,000	40,175	(8)
Vice President, Sales and	2000	140,154	50,000	5,400	10,000	8,672	(9)
Marketing	1999	124,422	38,000	4,361	10,000	7,221	(10)

David A. Lattanzio	2001	187,135	0	27,600	10,000	11,556	(11)
Vice President, Chief Financial Officer	2000	168,500	80,000	27,600	10,000	7,680	(12)
and Secretary	1999	156,157	74,000	27,600	0	6,406	(13)

Elizabeth M. Lison(14)	2001	153,169	13,500	0	0	9,358	(15)
Vice President,	2000	148,138	25,000	0	20,000	7,507	(16)
Business Development	1999	132,960	45,000	0	10,000	6,247	(17)

(1)	Housing allowances in the case of Messrs. Halligan, Fortner and Lattanzio and an auto allowance in the case of Mr. Kurta.

(2)	Includes $1,008 and $3,147 for the Company portion of group term life insurance and long-term disability premiums, respectively, and $1,260 for the Company matching contribution to the 401(k) plan.

(3)	Includes $1,008, $612, and $519 for the Company portion of health insurance, group term life insurance and long-term disability premiums, respectively.

(4)	Includes $2,711, $504, and $91 for the Company portion of health insurance, group term life insurance and long-term disability premiums, respectively.

(5)	Includes $8,127, $649 and $1,754 for the Company portion of health insurance, group term life insurance and long-term disability premiums, respectively, $1,260 for the Company matching contribution to the 401(k) plan, and $103,762 paid for relocation expenses.

(6)	Includes $6,106, $488, and $276 for the Company portion of health insurance, group term life insurance and long-term disability premiums, respectively, and $1,111 for the Company matching contribution to the 401(k) plan.

(7)	Includes $5,359, $447, and $91 for the Company portion of health insurance, group term life insurance and long-term disability premiums, respectively, and $663 for the Company matching contribution to the 401(k) plan.

(8)	Includes $7,972, $524 and $1,415 for the Company portion of health insurance, group term life insurance and long-term disability premiums, respectively, $936 for the Company matching contribution to the 401(k) plan, and $29,328 paid for relocation expenses.

(9)	Includes $7,678, $487, and $275 for the Company portion of health insurance, group term life insurance and long-term disability premiums, respectively, and $232 for the Company matching contribution to the 401(k) plan.

(10)	Includes $6,703, $427, and $91 for the Company portion of health insurance, group term life insurance and long-term disability premiums, respectively.

(11)	Includes $7,972, $628, and $1,696 for the Company portion of health insurance, group term life insurance and long-term disability premiums, respectively, and $1,260 for the Company matching contribution to the 401(k) plan.

(12)	Includes $5,525, $578, and $327 for the Company portion of health insurance, group term life insurance and long-term disability premiums, respectively, and $1,250 for the Company matching contribution to the 401(k) plan.

(13)	Includes $4,947, $504, and $91 for the Company portion of health insurance, group term life insurance and long-term disability premiums, respectively, and $864 for the Company matching contribution to the 401(k) plan.

(14)	The bonus shown for Ms. Lison was a portion of the 2000 award paid in 2001. Ms. Lison resigned as an executive officer of the Company effective January 4, 2002.

(15)	Includes $6,208, $511, and $1,379 for the Company portion of health insurance, group term life insurance and long-term disability premiums, respectively, and $1,260 for the Company matching contribution to the 401(k) plan.

(16)	Includes $5,525, $511, and $289 for the Company portion of health insurance, group term life insurance and long-term disability premiums, respectively, and $1,182 for the Company matching contribution to the 401(k) plan.

(17)	Includes $4,947, $477, and $91 for the Company portion of health insurance, group term life insurance and long-term disability premiums, respectively, and $732 for the Company matching contribution to the 401(k) plan.

Options

     The following sets forth, as to the executive officers named in the Summary Compensation Table, certain information relating to options for the purchase of Common Stock granted and exercised during fiscal 2001, and held at the end of fiscal 2001.

Option Grants in Fiscal 2001

     Options for the purchase of Common Stock granted during fiscal year 2001 to the executive officers named in the Summary Compensation Table are presented below.

					Potential Realizable
					Value at Assumed Annual
					Rates of Stock Price
					Appreciation for Option
	Individual Grants				Term(3)

	Number of Shares of	% of Total
	Common Stock	Options
	Underlying Options	Granted	Exercise or
	Granted	To Employees In	Base Price	Expiration
	(#)(1)	Fiscal Year(2)	($/Sh)	Date	5%($)	10%($)

Joseph W. Halligan	10,000	12.5%	$3.125	3/5/2011	$19,650	$49,750
Neil A. Fortner	10,000	12.5%	$3.125	3/5/2011	$19,650	$49,750
Joseph L. Kurta	10,000	12.5%	$3.125	3/5/2011	$19,650	$49,750
David A. Lattanzio	10,000	12.5%	$3.125	3/5/2011	$19,650	$49,750

(1)	All options vest in 16 equal quarterly installments commencing the first day of the calendar quarter following the date of grant.

(2)	Total number of shares subject to options granted to employees in fiscal 2001 was 80,000, which excludes options granted to non-employee directors.

(3)	The Potential Realizable Value is calculated based on the fair market value on the date of grant, which is equal to the exercise price of fiscal 2001 granted options, assuming that the stock appreciates in value from the date of grant until the end of the option term at the annual rate specified (5% and 10%). Potential Realizable Value is net of the option exercise price. The assumed rates of appreciation are specified in rules of the Securities and Exchange Commission and do not represent the Company’s estimate or` projection of future stock price. Actual gains, if any, resulting from stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions, as well as the option holder’s continued employment through the vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

Option Exercises in Fiscal 2001 and Fiscal 2001 Year-End Option Values

			Number of
			Shares of	Value of
			Common Stock	Unexercised
			Underlying	In-the-Money
			Unexercised	Options
			Options at FY-End(#)	At FY-End($)
	Shares Acquired	Value Realized	Exercisable/	Exercisable/
Name	on Exercise(#)	($)	Unexercisable	Unexercisable

Joseph W. Halligan	0	0	361,075/37,405	$0/$0
Neil A. Fortner	0	0	87,708/22,292	$0/$0
Joseph L. Kurta	0	0	31,250/18,750	$0/$0
David A. Lattanzio	0	0	146,875/23,125	$0/$0
Elizabeth M. Lison	0	0	43,375/16,625*	$0/$0

*	Ms. Lison’s options terminated on February 4, 2002 following her resignation from the Company.

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a line graph comparing the cumulative total returns for the five years ended December 31, 2001 of a $100 investment on December 31, 1996 in the Company’s Common Stock, the Standard & Poors Small Cap 600 Composite Index and the Standard & Poors Small Cap Healthcare Index (excluding Biotechnology). The graph assumes that all dividends, if any, were reinvested.

	1996	1997	1998	1999	2000	2001

PharmChem, Inc.	100.00	-51.16	76.19	-28.38	-3.77	-70.20

S&P Small Cap 600 Composite Index	100.00	25.38	-1.31	12.40	11.80	6.54

S&P Small Cap Healthcare Index (excluding Biotechnology)	100.00	16.14	3.29	-8.54	60.12	6.10

PROPOSAL ONE:
ELECTION OF DIRECTORS

Nominees

     A board of four (4) directors is to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s four (4) nominees named below. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been elected and qualified.

		Director
Name	Age	Since	Principal Occupation

Joseph W. Halligan	57	1995	President and Chief Executive Officer of the Company
Richard D. Irwin	66	1987	President of Grumman Hill Associates, Inc.
Stephen I. Schorr	56	2001	Partner, Tatum CFO Partners, LLP
Donald R. Stroben	71	1998	Private Investor

     Mr. Halligan has been President and Chief Executive Officer of the Company since November 1995. From 1988 to 1995, Mr. Halligan was President and Chief Executive Officer of E.S.I. Consulting Group, a private consulting practice, specializing in advising and operating high growth, consumer and service oriented companies. Before forming his consulting practice, Mr. Halligan served from 1983 to 1987 as President and CEO of a privately-held company, Laura Scudder’s, Inc. From 1969 to 1983, Mr. Halligan served as Senior Vice President of Fotomat Corporation and President of its subsidiary, Video Services of America.

     Mr. Irwin has been Chairman of the Board of Directors of the Company since November 1995. Mr. Irwin is a co-founder and President of Grumman Hill Associates, Inc. (“Grumman Hill”), a venture capital firm headquartered in New Canaan, Connecticut. Prior to founding Grumman Hill in 1985, he served as a Managing Director of Dillon, Read & Co., Inc. from 1983 to 1985.

     Mr. Schorr was elected to the Board on June 1, 2001 and was appointed Chairman of the Audit Committee. He has been a partner in Tatum CFO Partners, LLP, a national firm of career chief financial officers providing services to growth companies since March, 2000. Mr. Schorr was General Manager, West Coast Operations of the Hain Food Group from 1997 to 1999, and was Chief Financial Officer of Westbrae Natural, Inc., a specialty food distributor and processor from 1988 to 1997. From 1982 to 1988, Mr. Schorr served as Corporate Controller and Chief Financial Officer of Linear Corporation, a consumer electronics manufacturer.

     Mr. Stroben has been a Director since May 1998. From 1981 to 1999, Mr. Stroben was Managing General Partner of Princeton/Montrose Partners, a venture capital partnership headquartered in Solana Beach, California and Chairman of Stroben & Hahn Inc., its management company. Mr. Stroben is currently a private investor.

Board Meetings and Committees

     The Board of Directors of the Company held a total of eight meetings during the fiscal year ended December 31, 2001. Each director attended all of the meetings of the Board of Directors held during fiscal year 2001 and all of the meetings held by all committees of the Board of Directors on which he served. Mr. Schorr attended all meetings held following the date of his election to the Board.

     The Audit Committee, which consists of Messrs. Schorr, Stroben and Irwin, met six times during fiscal year 2001. The Audit Committee’s primary duties and responsibilities include recommendation of the appointment of independent auditors to the Board of Directors, evaluation of the performance and independence of such auditors and review of the annual audited financial statements and the quarterly financial statements, as well the adequacy of the Company’s internal controls.

     The Officers Compensation Committee, which consists of Messrs. Stroben and Irwin, met once during fiscal year 2001. The function of the Officers Compensation Committee is to review and approve salaries, bonuses and other benefits payable to the Company’s executive officers and to administer the Company’s 1988 Incentive Stock Plan (under which no further options may be granted), 1997 Equity Incentive Plan and 1992 Director Option Plan. See “Report of the Officers Compensation Committee of the Board of Directors.”

     The Company does not have a nominating committee.

Compensation

     Each Board member who is not also an employee of the Company has the right to a fee of $1,000 per meeting attended ($500 for telephonic meetings) in consideration of services as a director. Each Board member who is not an employee of the Company is also entitled to an annual retainer fee of $12,000 and each member of the Audit Committee has the right to a fee of $500 per meeting attended ($250 for telephonic meetings) that is not on the same date as a Board meeting. Board and Committee members are also reimbursed for their expenses for each meeting attended. Under the Company’s 1992 Director Option Plan each non-employee director annually receives an option to purchase 10,000 shares of Common Stock. The exercise price of options granted under the 1992 Director Option Plan is the fair market value at the date of grant. Except as described above, directors do not receive additional compensation for their services as directors of the Company or as members of committees of the Board of Directors.

Vote Required; Recommendation of Board of Directors

     The affirmative vote of a plurality of the votes duly cast is required for the election of a director. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum but are not counted for the purposes of the election of directors. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES SET FORTH HEREIN.

PROPOSAL TWO:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT AUDITORS

     Upon recommendation of the Audit Committee, the Board of Directors has selected KPMG LLP to audit the consolidated financial statements of the Company for 2002. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

     Fees billed to the Company by KPMG LLP for fiscal year 2001:

Audit Fees:	$112,000

Financial Information System Design and Implementation Fees:	-0-

All Other Fees:
Audit Related Fees (401(k) and general accounting advice)	30,000
Other Non-audit Services (tax preparation and consultation)	52,000

Total All Other Fees	82,000

Total Fees	$194,000

     Of the hours expended on the fiscal year 2001 audit engagement by KPMG LLP, none were completed by personnel leased or otherwise acquired from another entity.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF KPMG LLP.

OTHER MATTERS

     The Company knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent in accordance with the best judgment of such persons.

THE BOARD OF DIRECTORS

Haltom City, Texas
April 22, 2002

     Information listed under the caption “Executive Officers of PharmChem” at the end of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as filed with the Securities and Exchange Commission, is incorporated in this Proxy Statement by reference.

PHARMCHEM, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS MAY 14, 2002

     The undersigned stockholder of PharmChem, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 22, 2002, and hereby appoints Joseph W. Halligan and David A. Lattanzio, and each of them individually, proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of PHARMCHEM, INC., to be held on May 14, 2002 at 10:00 a.m. local time, at the Company’s Corporate Headquarters, 4600 North Beach Street, Haltom City, Texas 76137 and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present on the matters set forth below.

     THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE, AND FOR THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

     Either of such attorneys or substitutes shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

(CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

- FOLD AND DETACH HERE -

Please mark your votes as indicated [X] in this sample.

1.	ELECTION OF DIRECTORS: Nominees:	FOR	WITHHELD FOR ALL
	01 Joseph W. Halligan	[ ]	[ ]

02 Richard D. Irwin

03 Stephen I. Schorr

04 Donald R. Stroben

WITHHELD FOR: (Write that nominee’s name in the space provided below.)

2.	PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP as independent auditors for the Company for the 2002 fiscal year.	FOR [ ]		AGAINST [ ]	ABSTAIN [ ]

3.	Upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.	FOR [ ]		AGAINST [ ]	ABSTAIN [ ]

	Check here if you plan to attend the Annual Meeting		[ ]

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND
RETURN IT IN THE ACCOMPANYING ENVELOPE.

Signature(s) ______________________________________ Date ______________________________

NOTE: Please sign exactly as your name appears on this proxy. If signing for an estate, trust or corporation, your title and capacity should be stated. If shares are held jointly, each holder should sign

- FOLD AND DETACH HERE -